Exhibit 16.1

Blackman Kallick Bartelstein LLP
10 South Riverside Plaza
9th Floor
Chicago, IL 60606

Phone  312/207-1040
Fax       312/207-1066

December 17, 2008

Securities and Exchange Commission
Station Place
100 F Street, NE
Washington, D.C. 20549

RE:	Z Trim Holdings, Inc.
File No. 000-27841

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated December 17, 2008, of Z Trim Holdings, Inc. (the Company) to be filed with the Securities and Exchange Commission and we agree with such statements therein as relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Blackman Kallick, LLP
Chicago, Illinois